Exhibit 99.3

Cellular Biomedicine Group Responds to Inquiries from Investors and the Scientific Community About Its Immuno-Oncology Cell Therapy Platform

SHANGHAI, China and PALO ALTO, Calif., September 28, 2015 /GlobeNewswire/ -- Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biomedicine firm engaged in the development of effective stem cell therapies for degenerative diseases and immunotherapies for cancer, today responded to inquiries from investors and the scientific community about its Immuno-Oncology cell therapy platform as it relates to information surrounding CD19, CD20 and CD30.

Dr. William (Wei) Cao, Chief Executive Officer of Cellular Biomedicine Group commented, “We are taking a proactive approach to addressing inquiries from the investment and scientific community on the Company’s Immuno-Oncology cell therapy platform on a more real-time basis.  This area has been well followed and we would like to take this opportunity to expand on frequently asked questions and dispel misinformation in the marketplace. We will continue to keep our stakeholders apprised of ongoing business and pipeline developments.”

Can CBMG clarify what constructs were a part of the acquisition from PLA General Hospital’s (“PLAGH”) Chimeric Antigen Receptor T cell  (CAR-T) therapy and was CART-33 a part of this acquisition?

As the Company had previously announced on February 9, 2015, the recombinant expression vectors CD-19, CD-20, CD-30 and Human Epidermal Growth Factor Receptor’s (EGFR or HER1) were the only constructs acquired in addition to its respective patent applications and Phase I clinical data.  At no time has CBMG acquired CART-33, which is a classification of which the Company is unaware.  Details related to the acquisition and the respective constructs can be found in the Company’s Form 8-Ks filed February 9, 2015, March 25, 2015, May 26, 2015; the Form 10-K filed March 31, 2015; and the Form 10-Qs filed on May 15 and August 13, 2015.  Any statement made otherwise is simply false.

In order for the community to better benchmark CBMG’s data relative to its competitors, can the Company clarify CBMG’s lead drug as it relates to patients enrolled with chemotherapy refractory advanced diffuse large B cell lymphomas (DLBCL) and the respective indications of each construct?

Different from other clinical trials that have been published, CBMG’s lead drug candidate is CD-20 CART and not CD-19 CART for DLBCL.  At this time we would like to reiterate that the clinical trial data presented for CD-19 CART was for B-cell Lineage Acute Lymphoblastic Leukemia (B-cell ALL); CD20 CART was for Advanced Diffuse Large B Cell Lymphoma (DLBCL) and CD30 CART was for Hodgkin’s lymphoma.  It is important to note here that comparing clinical outcomes from two different drugs that target two different tumor antigens could be misleading if the detailed background of the trials are not provided.  Clinical trial data for all three constructs can be found registered with the U.S. National Institute of Health (NIH) at the following links: NCT01864889, NCT01735604, NCT02259556.

What is the accurate overall response rate (ORR) for CD-19 CART?

As we had previously announced on March 25, 2015, nine adult patients with relapsed or chemotherapy-refractory B-cell lineage acute lymphoblastic leukemia (B-ALL) were enrolled in this CAR-CD19 T cell therapy trial. Different from other competitive trials, pediatric patients were not enrolled as part of this trial.  Results showed a complete response (CR) rate of 22.2% (two out of nine patients) and a partial response (PR) rate of 44.4% (four out of nine patients) for an overall response rate (ORR) of 66.7% (six out of nine patients). Further subgroup analysis showed an overall response rate (ORR) of 71.4% (five out of seven patients) in the six CD-19 patients with extramedullary involvement and one patient with no extramedullary lesions and treated with autologous CAR-CD19 T cell therapy. In the six CD19 patients with extramedullary leukemia involvement or bulky adenopathy, an overall response rate (ORR) of 66.7% (four out of six patients) was achieved.  It should be noted that 2 out of the 9 patients were infused with allogeneic CD-19 CART.  When comparing clinical trial results that were carried out with autologous CART only, the patients infused with allogeneic CART should be excluded to allow meaningful comparison.

Can the Company clarify the overall response rate (ORR) for its CD-20 CART and CD-30 CART?

As the Company had previously reported on March 25, 2015, the results for CAR-CD20 T cell therapy trial showed an overall response rate (ORR) of 83% with five of six patients with evaluable clinical efficacy achieving complete response (CR) or partial response (PR).  The Company had also previously reported on May 22, 2015, the results for CAR-CD30 T cell therapy trial showed overall response rate (ORR) of 71% with five of seven patients achieving CR or partial response PR.

Can the Company explain which vector was used in the genetic modification of patients’ T cells with anti-CD19 CAR and anti-CD20 CAR?

The transduction method utilized in the genetic modification of patients’ T cells is in fact the lentiviral vector transduction method.  The Company made an error in the filing with clinicaltrials.gov and will rectify the situation immediately.

What is the next major clinical milestone for CBMG?

The Company will present CAR-T Phase I/II clinical trial data for Non Small Cell Lung Cancer (NSCLC) and Cholangiocarcinoma (CC or CCA) at the 5th World Congress on Cancer Therapy on September 28 in Atlanta, Georgia.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative and cancerous diseases.  Our developmental stem cell and Immuno-Oncology projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility in China, consisting of six independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy, including the devaluation of the RMB by China in August 2015 and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com